Alliance World Dollar Government Fund, Inc.			Exhibit 77D



77D - Policies with respect to security investment


The Board of Directors of the Fund has approved a change to the Fund's non-fundamental investment policies to permit the Fund to enter into swaps, caps or floors (collectively, "swap transactions") with counterparties who have credit ratings of at least "A" (or the equivalent) from any one nationally recognized statistical rating organization ("NRSRO") or whose performance is guaranteed by an entity with such a rating.